                                                                    EXHIBIT 10.3

                                              MATERIAL IN THIS DOCUMENT HAS BEEN
                                              OMITTED PURSUANT TO A CONFIDENTIAL
                                              TREATMENT REQUEST. THE OMITTED
                                              MATERIAL HAS BEEN FILED SEPARATELY
                                              WITH THE COMMISSION.


                    PALLADIUM AND PLATINUM SALES AGREEMENT


     THIS PALLADIUM AND PLATINUM SALES AGREEMENT (this "Agreement") is made and entered into this 17 day of August, 1998, by and between STILLWATER MINING COMPANY, a Delaware corporation, whose address is 717 17th Street, Suite 1480, Denver, Colorado ("SMC"), and GENERAL MOTORS CORPORATION, a Delaware corporation, whose address is 100 Renaissance Center, Detroit, Michigan 48265-1000 ("GM").

                                    RECITAL

     GM and SMC are interested in entering into an arrangement by this Agreement whereby SMC will supply GM certain agreed upon amounts of palladium and platinum sponge, .9995 minimum purity.

                                   AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SMC hereby agrees to sell and deliver and GM hereby agrees to purchase palladium and platinum of the quantity and quality hereinafter set forth, upon the following terms and conditions:

     Section 1.     Definitions and Terminology.  Unless the context indicates
                    ---------------------------
otherwise, capitalized terms used in this Agreement have the meaning set forth in this Section 1.

          Actual Monthly Production means the actual amount of mined metal out-turned by SMC or on behalf of SMC by a third party refinery during any one calendar month.

          Business Day means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the United States are authorized or obligated by law or executive order to close.

          Contract Year shall mean the twelve consecutive calendar months commencing with January of each calendar year.

          Delivery Point means Engelhard (New Jersey), Degussa (New Jersey) or PGP (California), as designated by GM by the 20th Business Day of the Pricing Month.

          Estimated Annual Production means the amount of annual production of SMC estimated by SMC and included in a written notification to GM by the 15th day of the beginning of each Contract Year for that Contract Year.

          [***]

          Metal means the palladium and/or platinum to be sold under this Agreement.

          Ounce is a troy ounce equivalent to 31.1035 grams.

          Palladium means refined palladium in sponge form with .9995 minimum purity.

          Platinum means refined platinum in sponge form with .9995 minimum purity.

          Pricing Month means the month prior to delivery during which pricing is determined pursuant to Section 4 of this Agreement.

     Section 2.     Term.  This Agreement shall have an initial term from
                    ----
January 1, 1999, through and including December 31, 2003, subject to automatic extension pursuant to Section 3(a) hereof. During the third year of the initial term and each year thereafter, SMC and GM, by mutual agreement, may extend the term by one year. This Agreement is subject to earlier termination pursuant to
Section 9 of this Agreement.

     Section 3.     Quantity and Delivery.  Beginning on January 12, 1999, SMC
                    ---------------------
will sell and deliver Metal FOB Delivery Point, to be credited to GM's pool account, and GM will purchase the quantities of Metal set forth in this Section 3, which shall be delivered no later than the 12th day of the month following the Pricing Month. All Metal to be sold in any one calendar month shall be delivered to a single Delivery Point unless GM has notified SMC by the 20th Business Day of the Pricing Month that GM has elected to have the monthly shipment split and delivered to more than one Delivery Point; provided, that, SMC shall not be obligated to split a shipment unless at least [***] Ounces of Palladium and/or Platinum are to be shipped to each Delivery Point.

                (a) Palladium.  During the Contract Year 1999, SMC will sell and
                    ---------
deliver and GM will purchase on a monthly basis [***] of Actual Monthly Production. During the Contract Years 2000, 2001, 2002 and 2003, SMC will sell and deliver and GM will purchase on a monthly basis [***] of Actual Monthly Production. The parties acknowledge that the Actual Monthly Production will vary from time to time. If, during the years 1999 through and including 2003, SMC fails to deliver to GM at least [***] Ounces of Palladium pursuant to this Agreement, then the term of this Agreement shall automatically be extended until such time as SMC has delivered to GM, at a rate of [***] of Actual Monthly Production, an aggregate of [***] Ounces of Palladium pursuant to the provisions of this Agreement.

                (b) Platinum. SMC will sell and deliver and GM will purchase the
                    --------
following quantities of Platinum:

                Year     Monthly Quantity
                ----      ----------------
                1999      [***] Ounces

                2000      [***] Ounces

                2001      [***] Ounces

                2002      [***] Ounces

                2003      [***] Ounces

          (c)  Notification of Estimated Annual Production and of Actual Monthly
               -----------------------------------------------------------------
Production.  Not later than January 15th of each Contract Year, SMC shall, for
----------
informational purposes only, notify GM in writing of the Estimated Annual Production for such Contract Year. Not later than the last Business Day of the month preceding the Pricing Month, SMC shall notify GM in writing of its Actual Monthly Production, which amount will be priced during the next month, i.e. the Pricing Month, and delivered by the 12th of the month following the Pricing Month. SMC will provide GM on a quarterly basis with a certification from its Chief Financial Officer of Actual Monthly Production amounts and will provide an annual reconciliation of such amounts to SMC's Annual Report on Form 10-K.

          By way of example, for delivery of Metal in January 1999, SMC will notify GM of the Actual Monthly Production by the last Business Day in November 1998 and the Metal will be priced in December 1998 and delivered by January 12, 1999.

          (d) Estimates.  Estimated Annual Production will be provided by SMC to
              ---------
GM for informational purposes only. SMC makes no warranty, commitment or guaranty regarding the amount of Actual Monthly Production. Actual Monthly Production may differ from estimated amounts due to a number of factors, including but not limited to (i) fluctuations in ore grade, tons mined, crushed or milled, (ii) variations in concentrator, smelter or refinery operations,
(iii) geological, technical, metallurgical, permitting, mining and processing problems and (iv) availability of experienced employees.

     Section 4.  Pricing.  The price per Ounce to be paid to SMC by GM for
                 -------
the actual quantities of Metal delivered pursuant to Section 3 above shall be based on the [***] for the Pricing Month less a discount and subject to certain minimum and maximum prices as set forth below.

          (a) Palladium.  The price per Ounce to be paid to SMC by GM for the
              ---------
actual quantities of Palladium delivered pursuant to Section 3 above shall be based on the [***]

          (b) Platinum.  The price per Ounce to be paid to SMC by GM for the
              --------
actual quantities of Platinum delivered pursuant to Section 3 above shall be based on the [***] for the Pricing Month less a discount of [***] per Ounce. [***]

     Section 5.     Payment Terms.  On the last Business Day of each Pricing
                    -------------
Month, SMC will inform GM in writing via facsimile as to the formula-based pricing computations set forth in Section 4 above for the actual quantities of Metal to be delivered by SMC pursuant to this Agreement during the following month. Unless GM has provided SMC with Notice of disagreement with the pricing computations, GM will forward such payment amount for 100% of the actual quantities by wire transfer to SMC (pursuant to written wire transfer instructions which will be provided by SMC) by the 12th calendar day of the month following the Pricing Month or if the 12th calendar day is not a Business Day, by the last Business Day preceding the 12th calendar day of the month following the Pricing Month (unless the parties mutually agree in writing to adjust the delivery date). All payments will be made in U.S. Dollars. If GM does not agree with SMC's pricing computations, GM shall Notify SMC of such disagreement and the parties shall seek resolution of such dispute as to the calculation of the payment amount prior to the date payment is due.

     Section 6.     Suspension of Delivery for Failure to Pay.  Ten days after
                    -----------------------------------------
receipt by GM of written notice from SMC to GM of GM's failure to pay pursuant to the terms of Section 5 above, SMC may suspend delivery of Metal to GM until such time as payment has been received by SMC. This right shall not be deemed to be an exclusive right or remedy.

     Section 7.     Risk of Loss; Title.  Title and risk of loss for all Metal
                    -------------------
delivered hereunder shall pass to GM upon delivery to the Delivery Point.

     Section 8.     Warranty.    SMC warrants that the Metal supplied hereunder
                    --------
shall have a minimum purity of .9995, that SMC will convey good title thereto, that the Metal will be delivered free and clear of all liens and encumbrances payable by SMC and that the Metal will have been produced, handled and transported to the Delivery Point in accordance with all applicable federal, state and local laws, rules and regulations. In respect of Metal supplied by release from SMC's pool account to GM's pool account, the parties agree that such Metal shall be deemed to have a minimum purity of .9995. In respect of Metal supplied by physical delivery to a Delivery Point, SMC will furnish GM with an analysis and weight certificate on such shipment of Metal. If a laboratory analysis performed by GM or its nominee shows any Metal to be below the minimum purity standard, GM will inform SMC within 24 hours of receipt by GM of the results of the laboratory analysis. In such event, SMC shall arrange to have adequate samples of the Metal in doubt check-assayed by an independent assayer acceptable to both parties (or if the parties fail to agree upon such assayer within five days from the date of notice by GM under this Section 8, by an assayer appointed by Engelhard, Degussa or PGP, depending on where the Metal is delivered), whose decision shall be final and binding upon the parties and who in so deciding shall be deemed to be acting as an expert and not as an arbitrator. The cost of such check-assay will be borne by the party against whom an award is made. If the results of the check-assay indicate that the Metal is below the minimum purity standard, GM will promptly return such Metal in its original state and packing to SMC at SMC's expense, and SMC will replace the Metal in doubt within three Business Days. Nothing in this Section 8 shall modify GM's obligation to make payment to SMC pursuant to Section 5. If GM has put the Metal into solution or the digestion process or has otherwise changed the form of the Metal, SMC shall have no liability for breach of warranty hereunder.

          OTHER THAN THOSE EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO REPRESENTATIONS, GUARANTEES OR WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY, FITNESS, OR SUITABILITY FOR A PARTICULAR PURPOSE OR USE NOTWITHSTANDING ANY COURSE OF PERFORMANCE, USAGE OF TRADE OR LACK THEREOF INCONSISTENT WITH THIS SECTION.

          SMC'S SOLE LIABILITY FOR BREACH OF WARRANTY SHALL BE LIMITED TO REPLACEMENT OF THE NONCONFORMING METAL.

     Section 9.     Default and Termination.  Either party shall be entitled to
                    -----------------------
terminate this Agreement in the event of (i) the other party generally not paying its debts as such debts become due, or admitting in writing its inability to pay its debts generally or making a general assignment for the benefit of creditors, the appointment of a receiver for the other party or any of its assets, the filing by the other party of a voluntary petition in bankruptcy or any form of reorganization, or the filing of an involuntary petition in bankruptcy against the other party which is not dismissed with prejudice within 60 days of such filing, or the making of an assignment for the benefit of creditors of the other party; or (ii) a breach by the other party of any of the material terms or conditions of this Agreement, which breach is not cured within 10 days of notice of such breach by the non-breaching party. SMC shall be entitled to terminate this Agreement in the event GM does any of the following:
(i) acquire, or agree, offer or propose to acquire, directly or indirectly, from SMC or any other person, any business or assets of, or securities issued by, SMC or any right, warrant or option to acquire any of the foregoing; (ii) propose to enter into, directly or indirectly, any merger or business combination involving SMC or any of its subsidiaries or to purchase, directly or indirectly, a material portion of the assets of SMC or any of its subsidiaries; (iii) make any proposal or request to SMC or any of its officers or directors relating, directly or indirectly, to any action referred to in clause (i) or (ii) of this paragraph or to any modification or waiver of any provision of this paragraph;
(iv) make or participate in, directly or indirectly, any "solicitation" of "proxies" (as those terms are used in the proxy rules of the Securities and Exchange Commission) to vote or seek to advise or influence any person with respect to the voting of any voting securities of SMC or any of its subsidiaries; (v) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) under the Exchange Act) with respect to any voting securities of SMC or any of its subsidiaries; (vi) act alone or in concert with others to seek to control or influence the management, Board of Directors or policies of SMC; (vii) advise, assist or enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing; or (viii) make any public statement or disclosure of any kind with respect to any matter addressed by this paragraph (unless required by law) or take any other action which might reasonably be expected to result in any such public disclosure. Otherwise, unless this Agreement is extended pursuant to Section 2, this Agreement will terminate on December 31, 2003 (except that the provisions of Sections 5, 8, 11, 12, 15 and 18 of this Agreement will survive such termination).

     Section 10.    Taxes and Assessments.  GM shall be responsible for the
                    ---------------------
payment of all sales, use, excise, transfer, value added and other similar taxes imposed by an governmental authority in any jurisdiction in connection with the transactions contemplated herein. If any personal property taxes are assessed against the Metal by any governmental authority, such assessment shall be the responsibility of and shall be paid by the party having title to the Metal at the time of assessment.

     Section 11.    Claims.  Claims as to shortage in quantity shall be made by
                    ------
written notice from GM to SMC within five Business Days after the delivery in question, or else any such claims shall be deemed to have been waived. Except as otherwise provided in Section 8 or this Section 11, all other claims shall be made by written notice from GM to SMC within one year of delivery of the Metal in question, or else any such claims shall be deemed to have been waived. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, NO CLAIMS WHATSOEVER SHALL BE MADE HEREUNDER FOR SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES.

     Section 12.    Limitation of Liability.  GM shall not be liable for any
                    -----------------------
special, indirect or consequential damages. SMC shall not be liable for any prospective or speculative profits or special, indirect, consequential, punitive or exemplary damages and the liability of SMC with respect to this Agreement or any action in connection herewith whether in contract, tort, or otherwise shall not exceed the price of that portion of the Metal on which liability is asserted.

     Section 13.    Compliance with Laws.  To the extent applicable, the parties
                    --------------------
agree to comply with all laws, ordinances rules, codes, regulations and lawful orders of any federal, state or local governmental authority applicable to performance of the Agreement.

     Section 14.    Force Majeure.
                    -------------

          (a) Effect of Occurrence.  In the event that either party is rendered
              --------------------
unable, wholly or in part, by force majeure applying to it, to carry out its obligations under this Agreement, it is agreed that such obligations of such party, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period; provided that GM shall not be excused by any event of force majeure from making timely payments for Metal delivered prior to the effective date of their notice of force majeure. The parties agree that the various periods and terms provided for herein shall be extended for a period equivalent to such period of force majeure. The party claiming that an event of force majeure has occurred will promptly notify the other party of the commencement and termination of any event of force majeure. Prompt notice of force majeure shall be given by the party invoking it to the other party, setting out the nature and full details thereof, the extent of the interruption and the anticipated duration of the interruption.

          (b) Definition.  The term "force majeure" as employed herein, shall
              ----------
mean causes beyond the reasonable control of the parties, including, but not limited to, acts of God, explosions, fires, floods, breakdowns or damage to SMC's mine(s) or related equipment or facilities, failure of plant or equipment to operate according to plans or specifications, war or warlike hostilities, riots, strikes, labor disputes, lockouts, unavoidable accidents, uncontrollable delays in transportation, non-availability of any means of transportation, any state or federal laws, regulations or requirements (expressly including inability to obtain or amend necessary governmental approvals, licenses or permits on reasonably acceptable terms), geological, technical, metallurgical, mining, construction or processing problems, non-availability of supplies, court orders, acts of military authority, acts or failures to act of federal, state or local agencies or regulatory bodies and inability to obtain timely refining of appropriate quantity of materials necessary to produce the required amounts of Metal; provided, however, that performance shall be resumed within a reasonable period of time after such cause has been removed; and provided further that neither party shall be required against its will to adjust any labor dispute or to question the validity of or to refrain from judicially testing the validity of any federal, state or local order, regulation or statute or to refrain from pursuing its legal or equitable remedies against any third party. Notwithstanding the foregoing, the parties agree that this Section 14 is not intended to provide relief from economic conditions such as, but not limited to, market situations that provide lower or higher prices than in effect under this Agreement.

     Section 15.    Dispute Resolution.  Except as otherwise provided in this
                    ------------------
Agreement, the parties hereby agree that any dispute, controversy or claim arising under this Agreement, or the breach thereof (a "Dispute"), shall first be subject to the informal dispute resolution procedures set forth in this
Section 15. The party asserting the existence of a Dispute as to the interpretation of any provision of this Agreement or the performance by the other party of any of its obligations hereunder shall notify the other party in writing of the nature of the asserted Dispute. Within 10 Business Days of receipt of such notice, representatives from each party shall arrange and have a personal or telephone conference in which they attempt to resolve such Dispute. If those individuals are unable to resolve the Dispute within such time frame, the Dispute shall be settled by arbitration administered in the State of New York under the rules of the American Arbitration Association then in effect for the resolution of commercial disputes by an arbitrator(s) selected by mutual agreement of the parties, or by the American Arbitration Association absent such mutual agreement, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any findings of such arbitration shall be final and binding on the parties, and all reasonable costs (including attorneys' fees) incurred as a result of a Dispute being referred to arbitration will be borne by the party against whom any award is made.

     Section 16.    Representations and Warranties.    Each of the parties
                    ------------------------------
represents and warrants as follows:

          (a) Good Standing.  That it is a corporation duly incorporated and in
              -------------
good standing in its state of incorporation and that it is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement;

          (b) Performance.  That it has the corporate capacity to enter into and
              -----------
perform this Agreement and all transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

          (c)  No Breach.  That it will not breach any other agreement or
               ---------
arrangement by entering into or performing this Agreement; and

          (d) Due Execution and Delivery.  That this Agreement has been duly
              --------------------------
executed and delivered by it and is valid and binding upon it and enforceable against it in accordance with its terms; provided, however, that no representation or warranty is made as to the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby, and provided further that this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

     Section 17.    Notices.  Any notice, election, report or other
                    -------
correspondence (collectively, "Notices") required or permitted hereunder shall be in writing and (i) delivered personally to an officer of the party to whom directed; (ii) sent by registered or certified United States mail, postage prepaid, return receipt requested; (iii) sent by reputable overnight courier; or
(iv) sent by facsimile transmission with confirmation of receipt. All such Notices shall be addressed to the party to whom directed as follows:

          SMC:           Stillwater Mining Company
                         717 17th Street, Suite 1480
                         Denver, Colorado 80202
                         Attn: Vice President of Metals Marketing with a copy to: Chief Financial Officer
                         Facsimile: (303) 978-2590

          GM:            General Motors Corporation
                         5725 Delphi Drive
                         Troy, Michigan 48098
                         Attn: David Andres
                         Facsimile: (248) 813-2095
                         with a copy to: Executive Director, Metallic,
                                         Worldwide Purchasing
                         Facsimile: (810) 986-6797

Either party may, from time to time, change its address for future Notices hereunder by Notice in accordance with this Section 17. All Notices shall be complete and deemed to have been given or made when mailed or sent by overnight courier, or upon personal delivery when delivered personally or when receipt is confirmed when sent by facsimile transmission.

     Section 18.    Publicity.  Neither SMC nor GM will issue or approve an
                    ---------
advertisement, promotional material, news release or other form of publicity concerning this Agreement or the transactions contemplated herein without the prior approval of the other party as to the contents of such advertisement, promotional material, news release or publicity and the timing of its release, which approval cannot be unreasonably withheld.

     Section 19.    Entire Agreement.  This Agreement represents the complete
                    ----------------
agreement between the parties hereto and supersedes all prior or contemporaneous oral or written agreements of the parties to the extent they relate in any way to the subject matter hereof.

     Section 20.    Relationship of the Parties.  Nothing contained in this
                    ---------------------------
Agreement shall be deemed to constitute either party the partner of the other, nor, except as otherwise herein expressly provided, to constitute either party the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the parties to create, nor shall this Agreement be construed to create, any mining, commercial or other partnership. Neither party shall have any authority to act for or to assume any obligation or responsibility on behalf of the other party, except as otherwise expressly provided herein. The rights, duties, obligations and liabilities of the parties shall be several and not joint or collective. Each party shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein. Each party shall indemnify, defend and hold harmless the other party, its directors, officers, employees, agents and attorneys from and against any and all losses, claims, damages and liabilities arising out of any act or any assumption of liability by the indemnifying party, or any of its directors, officers, employees, agents and attorneys done or undertaken, or apparently done or undertaken, on behalf of the other party, except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the parties.

     Section 21.    No Implied Covenants.  There are no implied covenants
                    --------------------
contained in this Agreement other than those of good faith and fair dealing.

     Section 22.    Binding Effect; No Assignment.  This Agreement shall bind
                    -----------------------------
and inure to the benefit of and be enforceable by the parties hereto and may not be assigned by either party without the consent of the other party, which consent shall not be unreasonably withheld, except with respect to (i) any assignment to provide security in connection with any financing, expressly including, by way of example and not limitation, assignments of royalty, overriding royalties or net profits interests or production payments, or (b) any merger, consolidation or other reorganization or transfer by operation of law, or by purchase of the business of or substantially all of the assets of one of the parties, with respect to which such consent by the nonassigning party will not be required.

     Section 23.    Amendment and Waiver.  Except as otherwise provided herein,
                    --------------------
no modification, amendment or waiver of any provision of this Agreement shall be effective against either party unless such modification, amendment or waiver is approved in writing by the parties hereto. The failure by either party to demand strict performance and compliance with any part of this Agreement during the term of this Agreement shall not be deemed to be a waiver of the rights of such party under this Agreement or by operation of law. Any waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

     Section 24.    Severability.  Whenever possible, each provision of this
                    ------------
Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     Section 25.    Governing Law.  The parties hereby agree that this Agreement
                    -------------
shall be construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

     Section 26.    Counterparts.  This Agreement may be executed in
                    ------------
counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

     Section 27.    Attorneys' Fees.  In the event of any controversy, claim, or
                    ---------------
dispute between the parties hereto, arising out of or relating to this Agreement or the breach thereof, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys' fees, and costs.

     Section 28.    Further Documents.  At the request of either party, the
                    -----------------
parties shall execute and deliver any further instruments, agreements, documents or other papers reasonably requested by that party to effect the purposes of this Agreement and the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.


STILLWATER MINING COMPANY            GENERAL MOTORS CORPORATION


By:    /s/ William E. Nettles        By:    /s/ Harold R. Kutner
       ________________________             ________________________
Name:  William E. Nettles            Name:  Harold R. Kutner
Title: Chief Executive Officer       Title: Vice President and Group Executive
                                            Worldwide Purchasing


By:    /s/ Robert C. Lapple           By:    /s/ David R. Andres
       ________________________             ________________________
Name:  Robert C. Lapple               Name:  David R. Andres
Title: Vice President                 Title: Purchasing Director
       Metals Marketing                      Commodity Traded Metals